AMENDMENT TO THE DISTRIBUTION PLAN OF
AMANA MUTUAL FUNDS TRUST
PURSUANT TO RULE 12B-1

WHEREAS, at the June 15, 2015, meeting of the Board of Trustees of the Amana Mutual Funds Trust (the "Trust"), the Trustees unanimously approved the addition of the Amana Participation Fund (the "Fund") under the Distribution Plan of Amana Mutual Funds Trust Pursuant to Rule 12b-1 (the "Plan"), which was made and entered into on July 19, 2013;

NOW, THEREFORE, the Plan is hereby amended, effective as of September 28, 2015, to add the Fund under the Plan.

AMANA MUTUAL FUNDS TRUST

By: /s/ Nicholas F. Kaiser
Name: Nicholas F. Kaiser
Title: President